UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2015

Azure Midstream Partners, LP
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36018	46-2627595
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)
12377 Merit Drive, Suite 300 Dallas, Texas 75251
(address of principal executive offices) (zip code)
(972) 674-5200
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 12, 2015, Eric Kalamaras resigned as Chief Financial Officer of Azure Midstream Partners GP, LLC (the “Company”), the Partnership’s general partner. Following his resignation, Mr. Kalamaras will remain with the Company through December 31, 2015 in a transitional role as a non-officer employee.
Mr. Kalamaras’s departure is not based on any disagreement with the Partnership’s accounting principles or practices or financial statement disclosures.
The Company anticipates that Mr. Kalamaras will receive the compensation to which he is entitled under his employment agreement with Azure Midstream Holdings LLC (“Holdings”), the Company’s indirect parent. The costs of such compensation will be allocated between Holdings and the Partnership in the manner provided in the Omnibus Agreement among the Partnership, the Company and Azure Midstream Energy, LLC, the Company’s parent (“AME”).
Also on November 12, 2015, the Company announced the appointment of Amanda Bush, 34, as interim Chief Financial Officer, effective on the date of Mr. Kalamaras’s resignation. Prior to joining the Company, she held the Chief Financial Officer position at Marlin Midstream Partners, LP (NASDAQ: FISH), successfully launching its initial public offering in 2013.  She has also served as Chief Financial Officer of Spark Energy where she held positions in various other finance roles. Prior to joining Spark Energy in 2007, she worked in public accounting at Pricewaterhouse Coopers LLP auditing Fortune 500 companies. Ms. Bush received a master’s degree in accounting from the University of Houston-Clear Lake in 2003 and is a Texas certified public accountant.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

99.1	Press release of Azure Midstream Partners, LP, dated November 13, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 13, 2015                    AZURE MIDSTREAM PARTNERS, LP
By: Azure Midstream GP, LLC, its general partner

By: /s/ Amanda Bush
Amanda Bush
Interim Chief Financial Officer

Exhibit Index

Exhibit No.	Exhibit Description

99.1	Press release of Azure Midstream Partners, LP, dated November 13, 2015